TENCENT CLOUD RESELLER AGREEMENT

Tencent	Tencent Cloud LLC
Tencent Address for Notice	[Address]
Reseller	GoodVision Inc.
Reseller Address for Notice	[Address]
Effective Date	Oct 15, 2021
Term; Renewal	This Agreement begins on the Effective Date and, unless earlier terminated in accordance with the Terms and Conditions, will remain in effect for 12 months. This Agreement will automatically renew for additional successive 12-month terms unless at least 30 days before the end of the then-current term either party provides written notice to the other party that it does not want to renew.
Tencent Products	Tencent Cloud services made available by Tencent as described in the then-current version of the Tencent Cloud international website currently located at intl.cloud.tencent.com.
Territory	Worldwide
Support	**<u>Tier 1 support to be provided by Reseller to End Users</u>**: Troubleshooting for End Users Setup and configuration assistance **<u>Tier 2 support to be provided by Tencent to Reseller</u>**: Resolution of issues that cannot be easily resolved by Reseller alone **<u>Tier 3 support to be provided by Tencent to Reseller</u>**: Resolution of material technical issues that cannot be resolved by Reseller alone
Fees	Tencent will provide a price list for Tencent Products to Reseller, which may be modified by Tencent upon notice in its discretion. Tencent may also offer special pricing on a case by

	case basis. In all cases, the final fees to be paid by Reseller to Tencent shall be those set forth in a Purchase Order signed by both parties.
Special Terms	All Purchase Orders must have a minimum term of 12 months and may be subject to minimum monthly order commitments.

This Tencent Cloud Reseller Agreement ("**Agreement**"), which consists of this Cover Page, the Terms and Conditions in Attachment 1, and all Purchase Orders executed by the parties in accordance with Section 2.1, is entered into as of the Effective Date between Tencent and the Reseller set forth above.

Tencent	**Reseller**
Name: [Name]	Name: [Name]
Title: [Title]	Title: [Title]
Signature: [Name]	Signature: [Name]
Date: 10/19/2021	Date: 10/14/2021

Attachment 1

Terms and Conditions

1. APPOINTMENT AND GENERAL OBLIGATIONS

1.1 Appointment. Subject to the terms of this Agreement, Tencent hereby appoints Reseller as a nonexclusive reseller in the geographic territory identified on the Cover Page ("**Territory**") of the products identified on the Cover Page ("**Tencent Products**"). Reseller is not authorized to resell any Tencent Products that are not listed on the Cover Page. Reseller will use its best efforts to promote and market the Tencent Products and to increase sales of the Tencent Products in the Territory. Tencent reserves the unrestricted right to market, distribute, and sell the Tencent Products inside and outside of the Territory: (a) itself or through its affiliates; (b) through valued added resellers and other third party intermediaries; or (c) directly to any third party that acquires a Tencent Product for its own use, but not for resale ("**End User**"). The parties acknowledge and agree that Reseller will be the primary point of contact with the End User and will be solely responsible for maintaining the End User relationship and managing all End User accounts and related resources; however, Tencent has the right, in its sole discretion, to contact End Users to resolve critical technical issues or to comply with applicable law. Reseller agrees that End Users that use Tencent Products directly or indirectly through Reseller are not permitted to communicate with Tencent or its affiliates except in response to a communication initiated by Tencent.

1.2 Account Managers. Each party will designate a single point of contact within its organization to manage the relationship established by this Agreement ("**Account Manager**"). The Account Managers will meet as necessary to discuss the business relationship and manage the activities contemplated by this Agreement. Disputes that cannot be resolved by the Account Managers will be escalated to more senior executives for resolution.

1.3 Use of Distributors

(a) Notice. Reseller may resell the Tencent Products through any third party that is appointed by Reseller to resell the Tencent Products on Reseller's behalf and that is approved in writing by Tencent ("**Distributors**"). Reseller must notify Tencent in writing of each Distributor that it appoints within 30 days of making the appointment. For clarity, Reseller must order Tencent Products on behalf of Distributors in accordance with Section 2.

(b) Distributor Agreement Terms. Reseller will obtain from each Distributor an executed copy of a distributor agreement ("**Distributor Agreement**") sufficient to ensure that each Distributor is required to comply with the terms of this Agreement. Without limiting the foregoing, the Distributor Agreement must: (a) name Tencent as an intended third party beneficiary with the right to enforce the Distributor Agreement; (b) not make any representations, warranties, or guarantees concerning the Tencent Products that are inconsistent with or in addition to those made by Tencent in this Agreement; (c) except for the express warranties made by Tencent in this Agreement, disclaim, to the extent permitted by applicable law, Tencent's liability for any damages, whether direct, indirect, incidental, or consequential, arising from the use of the Tencent Products; (d) require the Distributor to comply fully with all relevant export laws and regulations to ensure that the Tencent Products are not exported, directly or indirectly, in violation of the laws of any applicable nation; and (e) terminate upon the expiration or termination of this Agreement. End Users referred to Reseller by Distributors must enter into Subscription Agreements with Reseller in accordance with Section 2.3.

1.4 Enforcement. Reseller will use its best efforts to enforce: (a) all terms of service or other policies provided by Tencent or its affiliates or otherwise applicable to the Tencent Products; and (b) each Distributor Agreement, in each case with at least the same degree of diligence used in enforcing similar agreements governing others, which in any event will be sufficient to adequately enforce each such policy or Distributor Agreement. Reseller will use its best efforts to protect Tencent's proprietary intellectual property rights, notify Tencent of any breach of a material obligation by End User or under a Distributor Agreement, and cooperate with Tencent in any legal action to prevent or stop unauthorized use, reproduction, or distribution of the Tencent Products. Reseller is liable for any act, omission or breach of this Agreement by a Distributor. Reseller will provide to Tencent copies of all executed Distributor Agreements upon request, and will cooperate with Tencent if Tencent elects to enforce a Distributor Agreement directly against a Distributor. Reseller acknowledges that Tencent is a third party beneficiary of each Distributor Agreement.

1.5 Advertising and Marketing Practices. In advertising, marketing, and reselling the Tencent Products and otherwise performing under this Agreement, Reseller will, and will require its Distributors to, (a) not engage in any deceptive, misleading, illegal, or unethical practices; (b) not make any representations, warranties, or guarantees concerning the Tencent Products that are inconsistent with or in addition to those made by Tencent in this Agreement; (c) comply with all applicable federal, state, and local laws and regulations; and (d) comply with Section 5 when using any materials to advertise or market the Tencent Products. If Tencent disapproves of any of Reseller's advertising or marketing activity, then Reseller must immediately stop the activity and take all steps necessary to remove marketing materials related to the activity. Reseller will indemnify, defend, and hold Tencent harmless from and against all damages, liabilities, costs, and expenses, including attorneys' and experts' fees and expenses, that Tencent may incur as the result of any action brought against Tencent and arising out of the acts of Reseller, its agents, or Distributors in breach of this Section 1.5.

1.6 Marketing.

(a) Reseller will cooperate with Tencent regarding any marketing or promotional activities carried out by Reseller in the Territory.

(b) Tencent may, at its own expense and discretion, provide Reseller with marketing and technical information concerning the Tencent Products as well as reasonable quantities of brochures, instructional material, advertising literature, and other product data. Tencent retains all right, title, and interest in and to all marketing and other materials that it provides to Reseller under this Agreement. Any goodwill in Tencent's trademarks resulting from Reseller's use of Tencent's marketing or other materials inures solely to the benefit of Tencent and will not create any right, title, or interest for Reseller in Tencent's trademarks.

1.7 Training.

(a) Reseller and its Distributors will ensure that all sales representatives, technical support personnel and agents receive appropriate training relating to the Tencent Products. Reseller will inform and educate its employees and organization about the nature of the business relationship between the parties and Tencent's products and services.

(b) Tencent, at its discretion, may provide Reseller's sales organization or technical support personnel training that includes: (i) a demonstration of the Tencent Products, (ii) a summary of market and competitive positioning, (iii) a discussion of the key features, benefits, and value to End Users, (iv) marketing materials, (v) common technical and support issues, and (vi) any other beneficial information. Tencent and Reseller will agree on the payment of any fees and expenses associated with any sales training provided by Tencent.

1.8 Support. Reseller is solely responsible for providing End User support and Tencent is responsible for providing support to Reseller as described on the Cover Page.

1.9 Costs. Reseller will bear the entire cost, taxes, and expense of conducting its business in accordance with the terms of this Agreement.

1.10 Consents and Permits. Reseller is solely responsible (at its sole expense) for obtaining all licenses, consents and approvals necessary to resell Tencent Products in the Territory.

1.11 Demonstration Versions or Accounts. Tencent, at its sole discretion, may provide Reseller with demonstration versions or accounts of the Tencent Products for use in marketing and promoting the Tencent Products. Reseller's use of demonstration versions is subject to compliance with all terms of use applicable to such products and any other use restrictions provided by Tencent or its affiliates to Reseller.

2. RESALE OF TENCENT PRODUCTS

2.1 Orders and Acceptance. Reseller must initiate all orders for Tencent Products with an End User-specific written purchase order submitted to Tencent that sets forth the details for the order Tencent Products (e.g., type and volume ordered, minimum commitment, price, product activation date, term, and End User identity, address and entity details) ("**Purchase Order**"). Tencent reserves the right to accept or reject orders in its sole discretion for any or no reason, or to cancel any order previously accepted if Tencent determines that Reseller is in default. No partial acceptance of an order will constitute the acceptance of the entire order. A Purchase Order must reference this Agreement and will take effect only if signed by both parties. The terms of this Agreement will govern the Purchase Order. The terms of a Reseller Purchase Order or any other document that conflicts with, or in any way purports to amend, any of the terms of this Agreement are hereby specifically objected to and will be of no force or effect.

2.2 Account Access. Tencent will use commercially reasonable efforts to fulfill all orders by Reseller promptly upon acceptance by Tencent by either: (a) creating an account for each End User and providing Reseller with access to and control of such account; or (b) providing Reseller with the ability to create a sub-account for each End User via Tencent's online console made available to Reseller.

2.3 Subscription Agreement. Reseller must require each End User of a Tencent Product to execute a valid and enforceable written agreement that meets all of the following requirements (a "**Subscription Agreement**"): (a) contains terms of service that are at least as restrictive and protective of Tencent as the terms of service contained in the then-current Tencent terms of service for that Tencent Product as set forth on the international website for the Tencent Products identified on the Cover Page; (b) requires End User to abide by any policies set forth on the international website for the Tencent Products identified on the Cover Page; (c) names Tencent as an intended third party beneficiary with the right to enforce the terms of the Subscription Agreement; (d) contains a right of Reseller to terminate the Subscription Agreement or assign the Subscription Agreement to Tencent or any of its affiliates without consent upon termination of this Agreement; and (e) specifies that access to Tencent Products may be immediately suspended or terminated if the End User is in default. Reseller will be responsible for collecting payment from the End User. Reseller will use all commercially reasonable efforts to enforce each Reseller Subscription Agreement with at least the same degree of diligence used in enforcing similar agreements governing others, which in any event will be sufficient to adequately enforce each Subscription Agreement. Reseller will use all commercially reasonable efforts to protect Tencent's proprietary intellectual property rights, promptly notify Tencent of any breach of a material obligation under a Subscription Agreement affecting any part of a Tencent Product, and cooperate with Tencent in any legal action to prevent or stop unauthorized use of any Tencent Product. Reseller will provide to Tencent copies of all executed Subscription Agreements upon request, and will cooperate with Tencent if Tencent elects to enforce a Subscription Agreement directly against an End User. Reseller acknowledges that Tencent is a third party beneficiary of each Subscription Agreement.

2.4 Direct Use by Reseller. Reseller may purchase Tencent Products for its own use by issuing a Purchase Order listing itself as the End User. For such usage, a Subscription Agreement would not be required, but Reseller's use of the Tencent Products will be subject to the terms of service and policies set forth on the international website for the Tencent Products identified on the Cover Page.

2.5 General Restrictions. Except as otherwise explicitly provided in this Agreement or as may be expressly permitted by applicable law, Reseller will not, and will not permit or authorize Distributors, End Users, or other third parties to reproduce, modify, translate, enhance, decompile, disassemble, reverse engineer, or create derivative works of any portion of any Tencent Products. Export Restrictions. Reseller will not directly or indirectly make the Tencent Products available outside the United States: (a) where any of the terms of the Subscription Agreement governing use of any Tencent Product would be unenforceable or where such terms would not provide the protections to Tencent intended under this Agreement; or (b) without obtaining (pursuant to Section 1.10) all permits and licenses as may be required by, and conforming with, all applicable laws and regulations of the governments of the United States and the Territory, including all applicable export control laws.

2.6 Direct Sales by Tencent. Tencent reserves the unrestricted right to market, and sell the Tencent Products worldwide, including without limitation through distributors, resellers, and other third party intermediaries and directly to any End User.

3. PRICING, PAYMENTS, AND REPORTING

3.1 Pricing. For all accepted orders for Tencent Products, Reseller will pay to Tencent the price specified on the on the applicable Purchase Order. For clarity, Reseller will set the price to End Users and Distributors for Tencent Products at its sole discretion.

3.2 Payment and Collection. Except as otherwise set forth on the Cover Page or agreed to by the parties in writing: (a) Tencent will invoice Reseller monthly, in advance for any recurring charges or commitments, overages in arrears, for all Tencent Products sold by Reseller, including any one-time charges includes on the applicable Purchase Order; and (b) Reseller will pay Tencent within 30 days of the date of invoice. Reseller is solely responsible for billing and collecting all amounts from End Users.

3.3 Currency and Late Payment. Any amount not paid when due will be subject to finance charges equal to 1.5% of the unpaid balance per month or the highest rate permitted by applicable usury law, whichever is less, determined and compounded daily from the date due until the date paid. Tencent may suspend access to the Tencent Products if Reseller has not paid undisputed amounts within 30 days of the invoice date. Reseller will reimburse any costs or expenses (including, but not

limited to, reasonable attorneys' fees) incurred by Tencent to collect any amount that is not paid when due. Tencent may accept payment in any amount without prejudice to Tencent's right to recover the balance of the amount due or to pursue any other right or remedy. Amounts due from Reseller under this Agreement may not be withheld or offset by Reseller against amounts due to Reseller for any reason. All amounts payable under this Agreement are denominated in United States dollars, and Reseller will pay all such amounts in United States dollars.

3.4 Taxes. Other than federal and state net income taxes imposed on Tencent by the United States, Reseller will bear all taxes, duties, and other governmental charges (collectively, "taxes") resulting from this Agreement. Reseller will pay any additional taxes as are necessary to ensure that the net amounts received by Tencent after all such taxes are paid are equal to the amounts which Tencent would have been entitled to in accordance with this Agreement as if the taxes did not exist.

3.5 Obligation to Pay. Reseller bears sole responsibility to pay for accepted orders of Tencent Products regardless of any non-payments by any of its Distributors or End Users.

3.6 Records. During the term of this Agreement and for three years after, Reseller will maintain at its primary place of business full, true, and accurate books of account (kept in accordance with generally accepted accounting principles) and records concerning all transactions and activities under this Agreement. Such books and records will include and record, without limitation, all data that Reseller is required to provide with respect to Tencent Product purchases (including End User contact information).

4. TERM AND TERMINATION

4.1 Term. This Agreement will commence upon the Effective Date and continue for the term set forth on the Cover Page, unless earlier terminated in accordance with the provisions of this Agreement.

4.2 Termination without Cause. Tencent may terminate this Agreement without cause upon 60 days prior written notice to Reseller.

4.3 Suspension or Termination for Provider Failure. Tencent may immediately suspend or terminate this Agreement upon written notice to Reseller if any third party provider upon which Tencent relies for the provision of any Tencent Product ceases to perform on Tencent's behalf for any reason.

4.4 Suspension; Termination for Cause. Tencent may immediately suspend Reseller's and its End Users' access to any or all of the Tencent Products if Reseller fails to make any payment to Tencent when due or for other breach of this Agreement by Reseller or any of its Distributors. Tencent may also immediately suspend or terminate access of any End User to any or all Tencent Products if the End User is in breach of the Tencent terms and conditions for any Tencent Product. If either party fails to perform any of its material obligations under this Agreement, the other party may terminate this Agreement by giving 30 days prior written notice, provided that the matters set forth in such notice are not cured to the other party's reasonable satisfaction within the 30-day period.

4.5 No Liability for Termination. Except as expressly required by law, if either party terminates this Agreement in accordance with any of the provisions of this Agreement, neither party will be liable to the other, because of such termination, for expenditures or commitments made in connection with this Agreement or damages caused by the loss of prospective profits or anticipated sales. Termination will not, however, relieve either party of obligations incurred prior to the effective date of the termination.

4.6 Effects of Termination

(a) Reseller may resell the Tencent Products for which orders have been accepted by Tencent as of the date of termination or expiration, unless this Agreement was terminated by Tencent under Section 4.3, in which case Reseller will not have any post-termination resale rights.

(b) Reseller will, at Tencent's direction, terminate Subscription Agreements or assign Subscription Agreements to Tencent or one of its affiliates and provide contact and other reasonable information to Tencent about transferred End Users; and

(c) Within 14 days of expiration or termination or this Agreement, Reseller will provide Tencent with information with regard to status and number of existing commitments to provide the Tencent Products to third parties that have not been ordered.

(d) In addition, the following provisions will survive any expiration or termination of this Agreement: Sections 4.5, 4.6, 6.1, 7, 9, 10, 11, and 12. The termination or expiration of this Agreement will not relieve Reseller of: (i) the obligation to pay any fees that are due to Tencent under this Agreement; or (ii) Reseller's obligation to indemnify Tencent as specified in this Agreement.

5. TENCENT NAME AND TRADEMARK USAGE

5.1 Use of Company Names. Tencent may identify Reseller in Tencent advertising and marketing materials as a reseller of the Tencent Products. Subject to Section 1.6, Reseller may identify Tencent as the supplier of the Tencent Products in Reseller's advertising and marketing materials if such materials are approved in writing in advance by Tencent, which approval will not be unreasonably withheld.

5.2 Tencent's Trademarks. Subject to Section 1.6 and the provisions of this Section 5, during the term of this Agreement, Reseller will have the right to advertise the Tencent Products with Tencent's trademarks, trade names, service marks, and logos of Tencent ("**Tencent's Trademarks**"), subject to Tencent's prior inspection and written approval of all materials bearing Tencent's Trademarks. All representations of Tencent's Trademarks that Reseller intends to use will first be submitted to Tencent for approval (of design, color, and other details), or will be exact copies of those used by Tencent. Reseller will fully comply with all guidelines, if any, communicated by Tencent concerning the use of Tencent's Trademarks.

5.3 Use of Tencent's Trademarks. Reseller will not alter or remove any of Tencent's Trademarks provided with or embedded in the Tencent Products. Nothing contained in this Agreement will grant or will be deemed to grant to Reseller any right, title, or interest in or to Tencent's Trademarks. All uses of Tencent's Trademarks and related goodwill will inure solely to Tencent and Reseller will obtain no rights or goodwill with respect to any of Tencent's Trademarks, other than as expressly set forth in this Agreement, and Reseller irrevocably assigns to Tencent all such right, title, interest, and good will, if any, in any of Tencent's Trademarks. At no time during or after the term of this Agreement will Reseller challenge or assist others to challenge Tencent's Trademarks (except to the extent expressly required by applicable law) or the registration thereof or attempt to register any of Tencent's Trademarks or marks or trade names that are confusingly similar to those of Tencent. Upon termination of this Agreement, Reseller will immediately cease to use all Tencent's Trademarks and any listing by Reseller of Tencent's name in any website, directory, public record, or elsewhere, must be removed by Reseller as soon as possible, but in any event not later than the subsequent issue of such publication.

5.4 Registered User Agreements. If reasonably requested by Tencent, Tencent and Reseller will enter into registered user agreements with respect to Tencent's Trademarks pursuant to applicable trademark law requirements in the country in which a Tencent Product is resold. Reseller will be solely responsible for proper filing of the registered user agreement with government authorities worldwide and will pay all costs or fees associated with such filing.

6. PROPRIETARY RIGHTS AND NOTICES

6.1 Proprietary Rights. Tencent will own all right, title, and interest in and to the Tencent Products (including all related intellectual property and other rights). Reseller will not act to jeopardize, limit, or interfere in any manner with Tencent's ownership of and rights with respect to the Tencent Products. Reseller will have only those rights in or to the Tencent Products and documentation granted to it pursuant to this Agreement.

6.2 No White Labeling; Proprietary Rights Notices. Reseller and its Distributors and their employees and agents will not remove or alter any trademark, trade name, copyright, patent, patent pending, or other proprietary notices, legends, symbols, or labels appearing on or with the Tencent Products or related documentation delivered by Tencent. All Tencent Products will be resold as products provided by Tencent, not Reseller.

7. WARRANTY; DISCLAIMER

7.1 Warranty. Tencent represents and warrants that the Tencent Products will be provided consistently with, and will meet, the service level for each Tencent Product (if any) as set forth on the international website for the Tencent Products identified on the Cover Page (each, an "**SLA**"). Reseller's sole and exclusive remedy, and Tencent's sole and exclusive liability, for Tencent's failure to meet the SLA for a Tencent Product is a service credit pursuant to the terms of the SLA.

7.2 Disclaimer. EXCEPT FOR THE WARRANTY SET FORTH IN SECTION 7.1, TENCENT DISCLAIMS ALL WARRANTIES WITH REGARD TO THE TENCENT PRODUCTS. TENCENT MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, AS TO ANY MATTER WHATSOEVER. TENCENT EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, INRINGEMENT AND TITLE. TENCENT DOES NOT WARRANT AGAINST INTERFERENCE WITH THE ENJOYMENT OF THE TENCENT PRODUCTS OR AGAINST INFRINGEMENT. TENCENT DOES NOT WARRANT THAT THE TENCENT PRODUCTS ARE ERROR-FREE OR THAT OPERATION OF THE TENCENT PRODUCTS WILL BE SECURE OR UNINTERRUPTED. RESELLER WILL NOT HAVE THE RIGHT TO MAKE OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF TENCENT TO ANY OTHER THIRD PARTY. USE OF ANY INFORMATION OR DATA OBTAINED THROUGH THE TENCENT PRODUCTS IS AT RESELLER'S AND EACH END USER'S SOLE RISK. THE PARTIES AGREE THAT TENCENT SHALL BEAR NO RESPONSIBILITY FOR THE ACCURACY OR QUALITY OF INFORMATION OR DATA OBTAINED THROUGH THE TENCENT PRODUCTS.

8. TENCENT INDEMNIFICATION

8.1 Defense of Claims. Tencent will, at its option and expense, defend Reseller and its officers, employees, directors, agents, and representatives ("**Reseller Indemnified Parties**") from or settle any claim, proceeding, or suit ("**Claim**") brought by a third party against a Reseller Indemnified Party alleging that Reseller's authorized resale of a Tencent Product infringes or misappropriates any patent, copyright, trade secret, trademark, or other intellectual property right if: (a) the Reseller Indemnified Party gives Tencent prompt written notice of the Claim; (b) Tencent has full and complete control over the defense and settlement of such Claim; (c) the Reseller Indemnified Parties provide assistance, at Tencent's expense as specified in Section 8.2, in connection with the defense and settlement of such Claim as Tencent may reasonably request; and (d) the Reseller Indemnified Parties comply with any settlement or court order made in connection with such Claim (e.g., relating to the future use, sale, or distribution of any infringing Tencent Products). The Reseller Indemnified Parties will not defend or settle any such Claim without Tencent's prior written consent. The applicable Reseller Indemnified Party shall have the right to participate in the defense of such Claim at its own expense and with counsel of its own choosing, but Tencent will have sole control over the defense and settlement of the Claim.

8.2 Indemnification. Tencent will indemnify the Reseller Indemnified Parties against and pay (a) all damages, costs, and attorneys' fees finally awarded against a Reseller Indemnified Party in any Claim under Section 8.1; (b) all out-of-pocket costs (including reasonable attorneys' fees) reasonably incurred by any of them in connection with the defense of such Claim, including assistance provided under Section 8.1(c) (other than attorneys' fees and costs incurred without Tencent's consent after Tencent has accepted defense of such claim); and (c) if any Claim arising under Section 8.1 is settled, all amounts to be paid to any third party in settlement of any such Claim (as agreed to by Tencent).

8.3 Mitigation. If Reseller's use, sale, or distribution of a Tencent Product is, or in Tencent's reasonable opinion is likely to become, enjoined or materially diminished as a result of a Claim under Section 8.1, then Tencent will either: (a) procure the continuing right of Reseller to use, sell, and distribute a Tencent Product; (b) replace or modify a Tencent Product in a functionally equivalent manner while maintaining the same form, fit, and function so that it no longer infringes; or if, despite its commercially reasonable efforts, Tencent is unable to do either (a) or (b), Tencent will (c) terminate Reseller's right to purchase that Tencent Product under this Agreement.

8.4 Exceptions. Tencent will have no obligation under this Section 8 for any alleged infringement or misappropriation to the extent that it arises out of or is based upon (a) use of a Tencent Product in combination with other Tencent Products if such alleged infringement or misappropriation would not have arisen but for such combination; (b) a Tencent Product that is provided to comply with designs, requirements, or specifications required by or provided by Reseller, if the alleged infringement or misappropriation would not have arisen but for the compliance with such designs, requirements, or specifications; (c) use of a Tencent Product for purposes not intended; (d) Reseller's failure to use a Tencent Product in accordance with instructions provided by Tencent, if the alleged infringement or misappropriation would not have occurred but for such failure; or (e) any modification of a Tencent Product not made or authorized in writing by Tencent where such alleged infringement or misappropriation would not have occurred absent such modification. Reseller is responsible for any costs or damages that result from these actions.

8.5 Exclusive Remedy. This Section 8 states Tencent's sole and exclusive liability, and Reseller's sole and exclusive remedy, for the actual or alleged infringement or misappropriation of any third party intellectual property right by a Tencent Product.

9. RESELLER INDEMNIFICATION

9.1 Defense of Claims. Reseller will defend Tencent and its affiliates and their employees, directors, agents, and representatives

("**Tencent Indemnified Parties**") from any actual or threatened third party claim arising out of Reseller's breach of this Agreement or any agreement with a Distributor or End User, violation of law or governmental regulation, any Reseller End User's use of the Tencent Products, or based upon Reseller's negligence or willful misconduct, if: (a) the applicable Tencent Indemnified Party gives Reseller prompt written notice of the claim; (b) Tencent grants to Reseller control over the defense and settlement of the claim; (c) the applicable Tencent Indemnified Party provides assistance in connection with the defense and settlement of the claim as Reseller may reasonably request; and (d) the applicable Tencent Indemnified Party complies with the settlement or court order made in connection with the claim (e.g., relating to the future use of any infringing materials). However, the failure of a Tencent Indemnified Party to comply with one or more of the obligations in the preceding sentence will not relieve Reseller of its obligations under this Section 9 except and solely to the extent that such failure materially prejudices Reseller's defense of the claim. Reseller will not settle any claim without Tencent's prior written consent.

9.2 Indemnification. Reseller will indemnify each of the Tencent Indemnified Parties against: (a) all damages, costs, and attorneys' fees finally awarded against any of them in any proceeding under Section 9.1; (b) all out-of-pocket costs (including reasonable attorneys' fees) reasonably incurred by any of them in connection with the defense of such proceeding (other than attorneys' fees and costs incurred without Reseller's consent after Reseller has accepted defense of such claim); and (c) if any proceeding arising under Section 9.1 is settled, Reseller will pay any amounts to any third party agreed to by Reseller in settlement of any such claims.

10. CONFIDENTIAL INFORMATION

10.1 Definition. "**Confidential Information**" means any proprietary information of a party to this Agreement disclosed by one party to the other that is in written, graphic, machine readable, or other tangible form and is marked "Confidential" or "Proprietary" or in some other manner to indicate its confidential nature. The Tencent Products and related information will be the Confidential Information of Tencent. Confidential Information also includes oral disclosures provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party within 30 days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party.

10.2 Exceptions. Confidential Information will not include any information that: (a) was publicly known and made generally available prior to the time of disclosure by the disclosing party; (b) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (c) is already in the possession of the receiving party at the time of disclosure; or (d) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality.

10.3 Non-Use and Non-Disclosure. During and after the term of this Agreement, each party will: (a) treat as confidential all Confidential Information of the other party; (b) not disclose such Confidential Information to any third party, except on a "need to know" basis to third parties that have signed a non-disclosure agreement containing provisions substantially as protective as the terms of this Section provided that the disclosing party has obtained the written consent to such disclosure from the other party; and (c) will not use such Confidential Information except in connection with performing its obligations or exercising its rights under this Agreement. Each party is permitted to disclose the other party's Confidential Information if required by law so long as the other party is given prompt written notice of such requirement prior to disclosure and assistance in obtaining an order protecting such information from public disclosure.

10.4 Confidentiality of Agreement. Neither party to this Agreement will disclose the terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws. Notwithstanding the above provisions, each party may disclose the terms of this Agreement: (a) in connection with the requirements of a public offering or securities filing; (b) in confidence, to accountants, banks, and financing sources and their advisors; (c) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (d) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

10.5 Return of Materials. Upon the termination or expiration of this Agreement, or upon earlier request, each party will deliver to the other all Confidential Information that it may have in its possession or control. Notwithstanding the foregoing, neither party will be required to return materials that it must retain in order to receive the benefits of this Agreement or properly perform in accordance with this Agreement.

11. LIMITATION OF LIABILITY

11.1 Disclaimer of Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TENCENT WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO RESELLER, ITS DISTRIBUTORS OR END USERS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOSS OF BUSINESS, EVEN IF TENCENT IS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

11.2 Cap on Liability. UNDER NO CIRCUMSTANCES WILL TENCENT'S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO WARRANTY CLAIMS), REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNT PAID BY RESELLER TO TENCENT UNDER THIS AGREEMENT DURING THE 12 MONTHS PRECEDING THE CLAIM (DETERMINED AS OF THE DATE OF ANY FINAL JUDGMENT IN AN ACTION).

11.3 Independent Allocations of Risk. EACH PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABLITY, DISCLAIMER OF WARRANTIES, OR EXCLUSION OF DAMAGES IS TO ALLOCATE THE RISKS OF THIS AGREEMENT BETWEEN THE PARTIES. THIS ALLOCATION IS REFLECTED IN THE COMMISSION OFFERED BY TENCENT TO RESELLER AND IS AN ESSENTIAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES. EACH OF THESE PROVISIONS IS SEVERABLE AND INDEPENDENT OF ALL OTHER PROVISIONS OF THIS AGREEMENT, AND EACH OF THESE PROVISIONS WILL APPLY EVEN IF THE WARRANTIES IN THIS AGREEMENT HAVE FAILED OF THEIR ESSENTIAL PURPOSE.

12. GENERAL

12.1 Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement should be construed to give either party the power to (a) act as an agent or (b) direct or control the day-to-day activities of the other. Financial and other obligations associated with each party's business are the sole responsibility of that party.

12.2 Non-Assignability and Binding Effect. Neither party will assign its rights and obligations under this Agreement without the written consent of the other party, except: (a) that either party may assign this

Agreement to a successor to its business (including a successor by way of merger, acquisition, sale of all or substantially all of its assets, or operation of law); and (b) Tencent may freely assign this Agreement to its affiliates. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their successors and assigns.

12.3 Nonsolicitation. During the term of this Agreement and for a period of one year thereafter, Reseller will not, directly or indirectly, employ or solicit the employment or services of a Tencent employee or independent contractor without the prior written consent of Tencent.

12.4 Notices. Except for provisions that expressly allow for email notice, any notice required or permitted to be given under this Agreement will be effective if it is in writing and sent by certified or registered mail, or insured courier, return receipt requested, to the appropriate party at the address set forth on the Cover Page and with the appropriate postage affixed. Either party may change its address for receipt of notice by notice to the other party in accordance with this Section. Notices are deemed given two business days following the date of mailing or one business day following delivery to a courier.

12.5 Force Majeure. Nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

12.6 Governing Law and Resolution of Disputes. This Agreement is governed by the laws of the State of California, without giving effect to provisions related to choice of laws or conflict of laws. The application of the United Nations Convention on the Sale of Goods is not applicable and expressly disclaimed by the parties. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any dispute as to the interpretation, enforcement, breach, or termination of this Agreement will be settled by binding arbitration in Santa Clara County, California under the auspices of the American Arbitration Association (the "**Association**") and under the rules of the Association in force at the commencement of such arbitration proceedings. If there is a conflict between the arbitration rules and the terms of this Agreement, the terms of this Agreement will prevail. All other disputes will be resolved by a court specified below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. Except as specified above, venue and jurisdiction of any lawsuit involving this Agreement exists exclusively in the local, state, and federal courts in Santa Clara County, California, and each party hereby irrevocably consents to the exclusive jurisdiction and venue of such courts.

12.7 Remedies Cumulative. The remedies provided to the parties under this Agreement are cumulative and will not exclude any other remedies to which a party may be lawfully entitled.

12.8 Waiver and Severability. The waiver by either party of any breach of this Agreement does not waive any other breach. The failure of any party to insist on strict performance of any covenant or obligation under this Agreement will not be a waiver of such party's right to demand strict compliance in the future, nor will the same be construed as a novation of this Agreement. If any part of this Agreement is unenforceable, the remaining portions of this Agreement will remain in full force and effect.

12.9 Entire Agreement. This Agreement, the Cover Page, all Attachments and any exhibits, is the final and complete expression of all agreements between these parties and supersedes all previous oral and written agreements regarding these matters. It may be changed only by a written agreement signed by the party against whom enforcement is sought. The Cover Page, Attachments and exhibits referred to in this Agreement are incorporated by this reference as if fully set forth here.

12.10 Execution in Counterparts and by Facsimile. The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument. The Agreement may be executed and delivered by facsimile and the parties agree that such facsimile execution and delivery will have the same force and effect as delivery of an original document with original signatures, and that each party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used. Signed PDF versions, digital certificate signatures and/or other electronic signatures on the Agreement will be deemed originals for all purposes.